CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Phoenix Autocallable Optimization Securities Linked to the iShares® Russell 2000 Index Fund due October 27, 2014	$5,191,320	$594.93
Trigger Phoenix Autocallable Optimization Securities Linked to the SPDR S&P 500 ETF Trust due October 27, 2014	$4,225,200	$484.21
(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158385 Dated October 21, 2011

HSBC USA Inc. Trigger Phoenix Autocallable Optimization Securities
$5,191,320 Securities linked to the iShares® Russell 2000 Index Fund due October 27, 2014
$4,225,200 Securities linked to the SPDR S&P 500 ETF Trust due October 27, 2014
Investment Description
These Trigger Phoenix Autocallable Optimization Securities (the ‘‘Securities’’) are senior unsecured debt securities issued by HSBC USA Inc. linked to the performance of a specific exchange traded index fund described herein (the ‘‘Index Fund”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations.  HSBC will pay a quarterly Contingent Coupon payment if the Closing Price of the Index Fund on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter. HSBC will automatically call the Securities (quarterly, beginning after one year) if the Closing Price of the Index Fund on any Observation Date on or after October 29, 2012 is equal to or greater than the Initial Price. If the Securities are called, HSBC will pay you the Principal Amount of your Securities plus the Contingent Coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the Final Price of the Index Fund is equal to or greater than the Trigger Price (which is the same price as the Coupon Barrier), HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Securities plus the Contingent Coupon for the final quarter. If the Final Price of the Index Fund is less than the Trigger Price, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Index Fund over the term of the Securities and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. HSBC may not pay any Contingent Coupons on the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑ Contingent Coupon: HSBC will pay a quarterly Contingent Coupon payment if the Closing Price of the Index Fund on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.
❑ Automatically Callable: HSBC will automatically call the Securities (quarterly, beginning after one year) and pay you the Principal Amount of your Securities plus the Contingent Coupon otherwise due for that quarter if the Closing Price of the Index Fund on any quarterly Observation Date on or after October 29, 2012 is equal to or greater than the Initial Price. If the Securities are not called, investors will have the potential for a loss at maturity.
❑ Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of the Index Fund does not close below the Trigger Price on the Final Valuation Date, HSBC will pay you the Principal Amount per Security at maturity. If the price of the Index Fund closes below the Trigger Price on the Final Valuation Date, HSBC will pay less than the Principal Amount, if anything, resulting in a loss of your initial investment that is proportionate to the decline in the Closing Price of the Index Fund from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates
Trade Date	October 21, 2011
Settlement Date	October 26, 2011
Observation Dates1	Quarterly, callable starting October 29, 2012
Final Valuation Date1	October 21, 2014
Maturity Date1	October 27, 2014

1 See page 3 for additional details

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE SECURITIES MAY NOT OBLIGATE HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE RELEVANT INDEX FUND, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF HSBC.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE US4-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 4 AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offerings

These terms relate to two separate Securities we are offering.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.  Each of the two Securities has a different Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier. The Performance of a Security will not depend on the performance of the other Security.

Index Fund	Contingent Coupon Rate	Initial Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
iShares® Russell 2000 Index Fund (“IWM”)	10.10% per annum	$71.04	$39.07, which is 55.00% of the Initial Price	$39.07, which is 55.00% of the Initial Price	40433C296	US40433C2961
SPDR S&P 500 ETF Trust (“SPY”)	8.20% per annum	$123.91	$80.54, which is 65.00% of the Initial Price	$80.54, which is 65.00% of the Initial Price	40433C288	US40433C2888

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

UBS Financial Services Inc.	HSBC USA Inc.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for the distribution arrangement.

Index Fund	Price to Public		Underwriting Discount		Proceeds to Us
iShares® Russell 2000 Index Fund	$5,191,320.00	$10.00	$129,783.00	$0.25	$5,061,537.00	$9.75
SPDR S&P 500 ETF Trust	$4,225,200.00	$10.00	$105,630.00	$0.25	$4,119,570.00	$9.75

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to two separate Security offerings, each linked to an Index Fund identified on the cover page.  Each Index Fund described in this pricing supplement is a reference asset as defined in the prospectus supplement, and the Securities being offered hereby are “Notes” for purposes of the prospectus supplement. As a purchaser of a Security, you will acquire an investment instrument linked to an Index Fund.  Although each offering of Securities relates to an Index Fund identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to either Index Fund, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the underlying supplement no. 4 dated October 22, 2010. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying underlying supplement no. 4, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 8 of this pricing supplement and in “Risk Factors” beginning on page US4-2 of the underlying supplement no. 4 and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities.  HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement and underlying supplement no. 4) with the SEC for the offerings to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and underlying supplement no. 4 in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and these offerings.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦    Underlying supplement no. 4 dated October 22, 2010:
www.sec.gov/Archives/edgar/data/83246/000114420410055207/v199610_424b2.htm

♦     Prospectus supplement dated April 9, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦     Prospectus dated April 2, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “underlying supplement no. 4” mean the underlying supplement no. 4 dated October 22, 2010, “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to the “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

Final Terms
Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Security (subject to a minimum investment of $1,000).
Term	3 years, unless earlier called.
Trade Date	October 21, 2011
Settlement Date	October 26, 2011
Final Valuation Date	October 21, 2014, subject to adjustment in the event of a Market Disruption Event.
Maturity Date	October 27, 2014, subject to adjustment in the event of a Market Disruption Event.
Index Fund	iShares® Russell 2000 Index Fund (Ticker: IWM) SPDR S&P 500 ETF Trust (Ticker: SPY)
Automatic Call Feature
The Securities will be automatically called (quarterly, beginning after one year) if the Closing Price of the Index Fund on any Observation Date on or after October 29, 2012 is equal to or greater than the Initial Price.
If the Securities are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Security equal to your Principal Amount plus the Contingent Coupon otherwise due on such date pursuant to the Contingent Coupon feature. No further amounts will be owed to you under the Securities.

Coupon Payment Dates	With respect to the first eleven Observation Dates, two business days following the applicable Observation Date. For the Final Valuation Date the Coupon Payment Date will be the Maturity Date.
Contingent Coupon Rate
For the Securities linked to IWM, 10.10% per annum.  For the Securities linked to SPY, 8.20% per annum.  The Contingent Coupon Rate for each offering of Securities will be payable in equal quarterly installments.

Contingent Coupon
If the Closing Price of the Index Fund is equal to or greater than the Coupon Barrier on any Observation Date, HSBC will pay you the Contingent Coupon applicable to such Observation Date.
If the Closing Price of the Index Fund is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate. The table below sets forth each Observation Date, Coupon Payment Date and the Contingent Coupons based on the Contingent Coupon Rate of 10.10% per annum with respect to the IWM and 8.20% per annum with respect to the SPY. Amounts in the table below may have been rounded for ease of analysis.
Contingent Coupon

Observation Dates1	Coupon Payment Dates	IWM	SPY
January 23, 2012*	January 25, 2012*	$0.2525	$0.2050
April 23, 2012*	April 25, 2012*	$0.2525	$0.2050
July 23, 2012*	July 25, 2012*	$0.2525	$0.2050
October 29, 2012	October 31, 2012	$0.2525	$0.2050
January 22, 2013	January 24, 2013	$0.2525	$0.2050
April 22, 2013	April 24, 2013	$0.2525	$0.2050
July 22, 2013	July 24, 2013	$0.2525	$0.2050
October 21, 2013	October 23, 2013	$0.2525	$0.2050
January 21, 2014	January 23, 2014	$0.2525	$0.2050
April 21, 2014	April 23, 2014	$0.2525	$0.2050
July 21, 2014	July 23, 2014	$0.2525	$0.2050
Final Valuation Date (October 21, 2014)	Maturity Date (October 27, 2014)	$0.2525	$0.2050

* The Securities are not callable until October 29, 2012.
Contingent Coupon payments on the Securities are not guaranteed. HSBC will not pay you the Contingent Coupon for any Observation Date on which the Closing Price of the Index Fund is less than the Coupon Barrier.

Investment Timeline
The Initial Price is observed and the Contingent Coupon Rate, Trigger Price and Coupon Barrier are determined.

If the Closing Price of the Index Fund is equal to or greater than the Coupon Barrier on any Observation Date, HSBC will pay you a Contingent Coupon payment on the applicable Coupon Payment Date.

The Securities will automatically be called (quarterly, beginning after one year) if the Closing Price of the Index Fund on any Observation Date on or after October 29, 2012 is equal to or greater than the Initial Price.

If the Securities are called, HSBC will pay you a cash payment per Security equal to $10.00 plus the Contingent Coupon otherwise due on such date.

The Final Price and Index Fund Return are determined on the Final Valuation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Trigger Price (and the Coupon Barrier), HSBC will repay the Principal Amount equal to $10.00 per Security plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called and the Final Price is below the Trigger Price, HSBC will repay less than the Principal Amount, if anything, resulting in a loss of principal proportionate to the decline of the Index Fund, equal to a return of:

$10.00 × (1 + Index Fund Return) per Security

1 Each Observation Date is subject to postponement in the event of a Market Disruption Event or non-trading day.

Payment at Maturity (per $10 Security)
If the Securities are not called, you will receive a payment on the Maturity Date calculated as follows:
If the Final Price is equal to or greater than the Trigger Price (and Coupon Barrier), HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Securities plus the Contingent Coupon otherwise due on the Maturity Date.2
If the Final Price of the Index Fund is less than the Trigger Price, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:
$10 × (1 + Index Fund Return).
In this case, you will have a loss of principal that is proportionate to the decline in the Final Price from the Initial Price and you will lose some or all of your initial investment.

Index Fund Return	Final Price - Initial Price
Initial Price
Trigger Price	For the Securities linked to the IWM, $39.07, which is 55.00% of the Initial Price. For the Securities linked to the SPY, $80.54, which is 65.00% of the Initial Price.
Coupon Barrier	For the Securities linked to the IWM, $39.07, which is 55.00% of the Initial Price. For the Securities linked to the SPY, $80.54, which is 65.00% of the Initial Price.
Initial Price	$71.04 for the Securities linked to the IWM and $123.91 for the Securities linked to the SPY, in each case the Closing Price of the relevant Index Fund on the Trade Date.
Final Price	The Closing Price of the relevant Index Fund on the Final Valuation Date.
Closing Price
The Closing Price on any scheduled trading day will be the Closing Price of the relevant Index Fund on such scheduled trading day as determined by the Calculation Agent based upon the value displayed on Bloomberg Professional® service page “IWM UP <EQUITY>”with respect to the IWM and “SPY UP <EQUITY>” with respect to the SPY, or any successor page on Bloomberg Professional® service or any successor service as applicable, adjusted by the Calculation Agent as described under “Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 4.

Calculation Agent	HSBC USA Inc. or one of its affiliates.
Paying Agent
HSBC Bank USA, N.A. will act as Paying Agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF HSBC.  IF HSBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

2 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Investor Suitability
The Securities may be suitable for you if:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦    You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment directly in the Index Fund.
♦    You believe the Closing Price will be equal to or greater than the Coupon Barrier on the specified Observation Dates (including the Final Valuation Date) and equal to or greater than the Trigger Price on the Final Valuation Date.
♦    You understand and accept that you will not participate in any appreciation in the price of the Index Fund and your potential return is limited to the Contingent Coupon payments.
♦    You are willing to invest in the Securities based on the Contingent Coupon Rate of 10.10% per annum for the Securities linked to the IWM and 8.20% per annum for the Securities linked to the SPY.
♦    You are willing to hold Securities that will be automatically called on the earliest Observation Date after the first year on which the Closing Price is equal to or greater than the Initial Price, or you are otherwise willing to hold the Securities to maturity, a term of 3 years, and do not seek an investment for which there is an active secondary market.
♦    You are willing to forgo dividends paid on the Index Fund.
♦    You are willing to assume the credit risk associated with HSBC, as issuer of the Securities, and understand that if HSBC defaults on its obligation you may not receive any amounts due to you including the repayment of principal.

The Securities may not be suitable for you if:
♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦    You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as an investment directly in the Index Fund.
♦    You believe that the price of the Index Fund will decline during the term of the Securities and is likely to close below the Coupon Barrier on the specified Observation Dates and below the Trigger Price on the Final Valuation Date.
♦    You seek an investment that is designed to return your full Principal Amount at maturity.
♦    You seek an investment that participates in the full appreciation in the price of the Index Fund or that has unlimited return potential.
♦    You are not willing to invest in the Securities based on the Contingent Coupon Rate of 10.10% per annum for the Securities linked to the IWM and 8.20% per annum for the Securities linked to the SPY.
♦    You are unable or unwilling to hold securities that will be automatically called on the earliest Observation Date after the first year on which the Closing Price is equal to or greater than the Initial Price, or you are otherwise unable or unwilling to hold the Securities to maturity, a term of 3 years, and seek an investment for which there will be an active secondary market.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive the dividends paid on the Index Fund.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 8 of this pricing supplement and the more detailed “Risk Factors” beginning on page US4-2 of the underlying supplement no. 4 and beginning on page S-3 of the accompanying prospectus supplement.

What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of any entity owned by the relevant Index Fund.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin llp.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities.  Under one reasonable approach, the Securities should be treated as income-bearing pre-paid derivative contracts with respect to the relevant Index Fund.  HSBC intends to treat the Securities consistent with this approach and, pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Security.  Any such gain or loss will be long-term capital gain or loss if you have held the Security for more than one year at such time for U.S. federal income tax purposes.  Your tax basis in a Security generally will equal your cost of the Security.  In addition, the tax treatment of the Contingent Coupons is unclear.  Although the tax treatment of the Contingent Coupons is unclear, HSBC intends to treat any Contingent Coupon paid by HSBC, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as income-bearing pre-paid derivative contracts.

Despite the foregoing, U.S. holders (as defined under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the relevant Index Fund (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in a Security is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the Security at fair market value and sold them at fair market value on the Maturity Date (if the Security was held until the Maturity Date) or on the date of sale, exchange or call of the Security (if the Security was sold, exchanged or called prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange, call or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, call or maturity of the Security).

Although the matter is not clear, there exists a risk that an investment in a Security will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Security for an amount equal to the “issue price” of the Security and, upon the date of sale, exchange, call or maturity of the Security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Security). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

HSBC will not attempt to ascertain whether any of the entities whose stock is owned by the relevant Index Fund would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is owned by the relevant Index Fund were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is owned by the relevant Index Fund and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is owned by the relevant Index Fund is or becomes a PFIC or USRPHC.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above.  For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In addition, if you are a non-U.S. Holder (as defined in the prospectus supplement), because the tax treatment of the Contingent Coupons is unclear, HSBC intends to withhold an amount equal to 30% of any Contingent Coupon payable to you, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying underlying supplement no. 4 and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦
Risk of Loss at Maturity –  The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities.  If the Securities are not called, HSBC will only pay you the Principal Amount of your Securities (plus the final quarterly Contingent Coupon) in cash if the Final Price is greater than or equal to the Trigger Price and will only make such payment at maturity.  If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price from the Initial Price.

♦
The Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Index Fund is then above the Trigger Price.

♦
You May Not Receive any Contingent Coupons — HSBC will not necessarily make periodic coupon payments on the Securities. If the Closing Price of the Index Fund on an Observation Date is less than the Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to such Observation Date. If the Closing Price of the Index Fund is less than the Coupon Barrier on each of the Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities.

♦
Limited Return on the Securities – The return potential of the Securities is limited to the Contingent Coupon Rate regardless of any appreciation of the Index Fund. In addition, your total return on the Securities will vary based on the number of Observation Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero.  Further, the return potential of the Securities is limited by the automatic call feature in that you will not receive any further payments after the Securities are called.  Your Securities could be called as early as the fourth quarterly Observation Date and your return could be minimal.  If the Securities are not called, you will not participate in any appreciation in the Closing Price of the Index Fund even though you will be subject to the risk of a decline in the Closing Price of the Index Fund.  As a result, the return on an investment in the Securities could be less than the return on a direct investment in the Index Fund.

♦
Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your Securities to maturity.  The Securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your Securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the Index Fund has appreciated since the Trade Date.

♦
Reinvestment Risk – If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs. Because the Securities may be called as early as one year after issuance, you should be prepared in the event the Securities are called early.

♦
Credit of Issuer – The Securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any Contingent Coupon payment or any repayment of principal at maturity or upon an automatic call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦
Higher Contingent Coupon Rates are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Index Fund reflects a higher expectation as of the Trade Date that the Closing Price of the Index Fund could be below the Trigger Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for that Security. However, while the Contingent Coupon Rate was set on the Trade Date, the Index Fund’s volatility can change significantly over the term of the Securities. The price of the Index Fund could fall sharply, which could result in a significant loss of principal.

♦
No Assurance that the Return Strategy of the Securities will be Successful - While the Securities are structured to provide Contingent Coupons as long as the Index Fund does not decline below the Coupon Barrier (as measured by the Closing Price on the Observation Dates), we cannot assure you of the economic environment during the term, or at maturity, of your Securities.  As a result, you may not receive a Contingent Coupon on any Coupon Payment Date and you may lose some or all of your initial investment in the Securities.

♦
Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.

♦
Impact of Fees and Hedging Costs on Secondary Market Prices – Generally, the price of the Securities in the secondary market, if any, is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, hedging costs or commissions and other compensation paid with respect to the Securities.

♦
No Dividend Payments or Voting Rights — Owning the Securities is not the same as owning the Index Fund or the stocks comprising the Index Fund’s underlying index.  As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Index Fund or stocks held by the Index Fund would have.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and such research, opinions or recommendations may be revised at any time.  Any such research, opinions or recommendations could affect the price of the stocks held by the Index Fund or the price of the Index

Fund, and therefore, the market value of the Securities.

♦
Potential HSBC Impact on Price – Trading or transactions by HSBC USA Inc. or any of its affiliates in the stocks held by the Index Fund or in shares of the Index Fund, or in futures, options, exchange-traded funds or other derivative products on the stocks held by the Index Fund or shares of the Index Fund, may adversely affect the market value of the stocks held by the Index Fund or shares of the Index Fund, and, therefore, the market value of the Securities.

♦
Potential Conflict of Interest – HSBC and its affiliates may engage in business with the issuers of the stocks held by the Index Fund, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities.  The Calculation Agent, which may be HSBC or any of its affiliates will determine the Payment at Maturity or on a Coupon Payment Date or Call Settlement Date, as applicable, based on observed prices of the Index Fund in the market.  The Calculation Agent can postpone the determination of the Closing Price on an Observation Date and the corresponding Coupon Payment Date or Call Settlement Date, as applicable, if a Market Disruption Event exists on such Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦
Price Prior to Maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the Index Fund; the volatility of the Index Fund; the dividend rate paid on the Index Fund; the time remaining to the maturity of the Securities; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦
There is Limited Anti-dilution Protection — The Calculation Agent will adjust the Closing Price, which will affect the Index Fund Return and, consequently, the Payment at Maturity, for certain events affecting the Index Fund, such as stock splits and corporate actions. The Calculation Agent is not required to make an adjustment for every corporate action which affects the Index Fund. If an event occurs that does not require the Calculation Agent to adjust the amount of the shares of the Index Fund, the market price of the Securities may be materially and adversely affected. See “Anti-dilution and Reorganization Adjustments” below for additional information.

♦
An Index Fund and its Underlying Index are Different – The performance of an index fund may not exactly replicate the performance of its underlying index, because the index fund will reflect transaction costs and fees that are not included in the calculation of its underlying index.  It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the index fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

♦
The Index Fund is Subject to Management Risk – The Index Fund is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Index Fund, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the Index Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Index Fund is subject to the risk that the investment strategy of the Index Fund’s investment advisor may not produce the intended results.

♦
The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any payment owed to you on the Securities and you could lose your entire investment.

♦
There are Risks Associated With Small Capitalization Stocks — The stocks that constitute the IWM’s underlying index, are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦
Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities.  Under one reasonable approach, the Securities should be treated as income-bearing pre-paid derivative contracts with respect to the relevant Index Fund.  HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

In addition, if you are a non-U.S. Holder (as defined in the prospectus supplement), because the tax treatment of the Contingent Coupons is unclear, HSBC intends to withhold an amount equal to 30% of any Contingent Coupon payable to you, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Index Fund relative to its Initial Price. We cannot predict the Final Price or the Closing Price on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the relevant Index Fund. The numbers appearing in the examples below have been rounded to four decimal places. The following scenario analysis and examples illustrate the Payment at Maturity per $10.00 Security on a hypothetical offering of the Securities, based on the following assumptions (the actual Initial Price, Contingent Coupon Rate, Contingent Coupon, Coupon Barrier and Trigger Price for the Securities were determined on the Trade Date, as described on the first page of this pricing supplement):

Investment term:	3 years (unless earlier called)
Hypothetical Initial Price:	$70.00
Hypothetical Contingent Coupon Rate:	6.30% per annum (or 1.575% per quarter)
Hypothetical Contingent Coupon:	$0.1575 per quarter
Observation Dates:	Quarterly (callable after one year)
Hypothetical Coupon Barrier:	$45.50 (65% of the Initial Price)
Hypothetical Trigger Price:	$45.50 (65% of the Initial Price)

Example 1 — Securities are Called on the Fourth Observation Date
Date	Closing Price	Payment (per Security)
First Observation Date	$80.00 (at or above Coupon Barrier and Initial Price)	$0.1575 (Contingent Coupon only; not callable)
Second Observation Date	$65.00 (at or above Coupon Barrier; below Initial Price)	$0.1575 (Contingent Coupon)
Third Observation Date	$68.00 (at or above Coupon Barrier; below Initial Price)	$0.1575 (Contingent Coupon)
Fourth Observation Date	$75.00 (at or above Initial Price)	$10.1575 (Settlement Amount)
Total Payment: $10.6300 (6.3000% return)

Since the Securities are called on the fourth Observation Date (which is one year after the Trade Date and the first Observation Date on which they are callable), HSBC will pay you on the Call Settlement Date a total of $10.1575 per Security reflecting your Principal Amount plus the applicable Contingent Coupon.  When added to the Contingent Coupon payments of $0.4725 received in respect of prior Observation Dates, HSBC will have paid you a total of $10.6300 per Security for a 6.3000% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Price of the Index Fund is at or above the Trigger Price (and Coupon Barrier)
Date	Closing Price	Payment (per Security)
First Observation Date	$50.00 (at or above Coupon Barrier; below Initial Price)	$0.1575 (Contingent Coupon)
Second Observation Date	$30.00 (below Coupon Barrier)	$0.00
Third Observation Date	$25.00 (below Coupon Barrier)	$0.00
Fourth to Eleventh Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$46.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.1575 (Payment at Maturity)
	Total Payment: $10.3150 (3.1500% return)

At maturity, HSBC will pay you a total of $10.1575 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.1575 received in respect of prior Observation Dates, HSBC will have paid you a total of $10.3150 per Security for a 3.1500% total return on the Securities.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Stock is below the Trigger Price
Date	Closing Price	Payment (per Security)
First Observation Date	$50.00 (at or above Coupon Barrier; below Initial Price)	$ 0.1575 (Contingent Coupon)
Second Observation Date	$46.00 (at or above Coupon Barrier; below Initial Price)	$ 0.1575 (Contingent Coupon)
Third Observation Date	$47.00 (at or above Coupon Barrier; below Initial Price)	$ 0.1575 (Contingent Coupon)
Fourth to Eleventh Observation Dates	Various (all at or above Coupon Barrier)	$1.2600 (Contingent Coupons)
Final Valuation Date	$28.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Index Fund Return) =
$10.00 × (1 + -60%) =
$10.00 - $6.00 =
$ 4.00 (Payment at Maturity)
Total Payment $5.7325 (-42.625% return)

Since the Securities are not called and the Final Price of the Index Fund is below the Trigger Price, at maturity HSBC will pay you $4.00 per Security. When added to the Contingent Coupon payments of $1.7325 received in respect of prior Observation Dates, HSBC will have paid you $5.7325 per Security for a loss on the Securities of 42.625%.

iShares® Russell 2000 Index Fund (“IWM”)

We have derived all information contained in this pricing supplement regarding the iShares® MSCI Russell 2000 Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”).  The iShares® Russell 2000 Index Fund is an investment portfolio maintained and managed by iShares® Trust.  BFA is currently the investment adviser to the iShares® Russell 2000 Index Fund.  The iShares® Russell 2000 Index Fund is an exchange traded fund (“ETF”) that trades on the NYSE Arca under the ticker symbol “IWM”.  We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. iShares® is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, BFA, the iShares® Russell 2000 Index Fund, please see the Prospectus, dated August 1, 2011. You can obtain the level of the iShares® Russell 2000 Index Fund at any time from the Bloomberg Financial Markets page “IWM UP <Equity> <GO>” or from the iShares website. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The iShares® Russell 2000 Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market as measured by the Russell 2000® Index (the “Underlying Index”). The Underlying Index was developed by Russell as an equity benchmark representing the approximately 2,000 smallest companies in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

The iShares® Russell 2000 Index Fund uses a representative sampling strategy (as described below under “Representative Sampling”) to attempt to track the Underlying Index. The iShares® Russell 2000 Index Fund will generally invest at least 90% of its assets in the securities of the Underlying Index and ADRs or other depositary receipts based on securities of the Underlying Index. The iShares® Russell 2000 Index Fund may invest its other assets in futures contracts, other types of options and swaps related to the Underlying Index, as well as cash and cash equivalents, including share of money market funds affiliated with BFA.

Representative Sampling

The iShares® Russell 2000 Index Fund pursues a “representative sampling” strategy in attempting to track the performance of its Underlying Index, and generally does not hold all of the equity securities included in its Underlying Index. The iShares® Russell 2000 Index Fund invests in a representative sample of securities in the Underlying Index, which BFA believes to have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of its Underlying Index.

Correlation

The Russell 2000® Index is a theoretical financial calculation, while the iShares® Russell 2000 Index Fund is an actual investment portfolio. The performance of the iShares® Russell 2000 Index Fund and its Underlying Index will vary somewhat due to transaction costs, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between a Fund’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements that apply to the Fund but not to the Underlying Index) or representative sampling. BFA expects that, over time, the correlation between a Fund’s performance and that of its Underlying Index, before fees and expenses, will be 95% or better. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® Russell 2000 Index Fund, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the Underlying Index.

Industry Concentration Policy

The iShares® Russell 2000 Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that its Underlying Index is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Holdings Information

The following tables summarize the iShares® Russell 2000 Index Fund’s top holdings in individual companies and by sector as of such date.

Top ten holdings in individual securities as of October 21, 2011

Company	Percentage of Total Holdings
NETLOGIC MICROSYSTEMS INC	0.31%
WORLD FUEL SERVICES CORP	0.26%
AMERICAN CAMPUS COMMUNITIES	0.25%
HEALTHSPRING INC	0.25%

Company	Percentage of Total Holdings
CLEAN HARBORS INC	0.24%
HOME PROPERTIES INC	0.25%
NICOR INC	0.24%
JACK HENRY & ASSOCIATES INC	0.26%
NIU SKIN ENTERPRISES INC - A	0.24%
NATIONAL RETAIL PROPERTIES	0.24%

Holdings by sector as of October 21, 2011

Sector	Percentage of Total Holdings
Financial Services	22.62%
Technology	14.97%
Consumer Discretionary	14.72%
Health Care	12.60%
Producer Durables	13.88%
Materials & Processing	6.71%
Energy	6.44%
Utilities	4.75%
Consumer Staples	3.24%
S-T Securities	0.02%
Other / Unidentified	0.06%

The Russell 2000® Index

We have derived all information relating to the Russell 2000® Index (the “RTY”), including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Russell Investment Group.  Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the RTY at any time.

Russell Investment Group publishes the RTY

RTY is an index calculated, published, and disseminated by the Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories.  All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and form a part of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  RTY is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into RTY.  Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from RTY.  Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in RTY, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in RTY.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below.  Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies.  As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.  Real-time dissemination of RTY began on January 1, 1987.

Computation of RTY

RTY is a capitalization-weighted index.  RTY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date.  RTY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of RTY on the base date of December 31, 1986.  The most recently traded price for a security will be used in determining RTY.  If a component security is not open for trading, the most recently traded price for that stock will be used.  The divisor is adjusted to reflect certain events in order to provide consistency for RTY.  The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes.  Available shares are considered to be available for trading.  Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which RTY is completely rebuilt.  Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment.  Companies may get bigger or smaller over time, or change in style characteristics.  Reconstitution ensures that the correct companies are represented in RTY.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings.  Other sources are used in cases of missing or questionable data.

The following types of shares considered unavailable for the purposes of capitalization determinations:

♦    ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10.00% or more of the shares outstanding are adjusted;

♦    Corporate cross-owned shares – when shares of a company in RTY are held by another company also in RTY, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

♦    Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding.  However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

♦ Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ.

The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

♦    “No Replacement” Rule – Securities that leave RTY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced.  Therefore, the number of securities in RTY will fluctuate according to corporate activity.

♦    Rule for Corporate Action-Driven Changes – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from RTY at the open of trading on the ex-date using the previous day's closing prices.

♦    When acquisitions or mergers take place within RTY, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of RTY.  Shares are updated for the acquiring stock at the time the transaction is final.  Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

♦    Deleted Stocks – When deleting stocks from RTY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the over-the-counter (“OTC”) Bulletin Board price. Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange.  There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

♦    Additions for Spin-Offs – Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in RTY at the latest reconstitution.

♦    Quarterly IPO Additions – Eligible companies that have recently completed an initial public offering (“IPO”) are added to RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.  Market adjustments will be made using the returns of the Russell 3000® Index.  Eligible companies will be added to RTY using their industry's average style probability established at the latest constitution.

In order for a company to be added to RTY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements.  Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in RTY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Each month, RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Only cumulative changes to shares outstanding greater than 5.00% are reflected in RTY.  This does not affect treatment of major corporate events, which are effective on the ex-date.

Historical Information

The following graph sets forth the historical performance of the IWM based on the daily historical closing prices from October 23, 2006 through October 21, 2011.  The closing price for the IWM on October 21, 2011 was $71.04.  We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$76.24	$66.05	$75.97
4/3/2006	6/30/2006	$78.02	$66.55	$71.66
7/3/2006	9/29/2006	$73.57	$66.35	$71.96
10/2/2006	12/29/2006	$79.76	$70.68	$78.05
1/3/2007	3/30/2007	$82.44	$75.15	$79.51
4/2/2007	6/29/2007	$85.17	$79.15	$82.96
7/2/2007	9/28/2007	$85.74	$73.24	$80.04
10/1/2007	12/31/2007	$84.89	$72.99	$75.92
1/2/2008	3/31/2008	$76.50	$64.10	$68.51
4/1/2008	6/30/2008	$76.18	$68.24	$69.03
7/1/2008	9/30/2008	$84.99	$64.52	$68.39
10/1/2008	12/31/2008	$67.35	$37.13	$49.27
1/2/2009	3/31/2009	$51.91	$34.27	$41.94
4/1/2009	6/30/2009	$53.79	$41.12	$50.96
7/1/2009	9/30/2009	$62.61	$47.27	$60.23
10/1/2009	12/31/2009	$63.61	$55.34	$62.26
1/3/2010	3/31/2010	$69.36	$58.01	$67.81
4/1/2010	6/30/2010	$74.65	$60.71	$61.08
7/1/2010	9/30/2010	$68.55	$58.66	$67.47
10/1/2010	12/31/2010	$79.27	$66.49	$78.23
1/3/2011	3/31/2011	$84.29	$76.95	$84.17
4/1/2011	6/30/2011	$86.81	$77.23	$82.80
7/1/2011	9/30/2011	$85.97	$63.49	$64.25
10/3/2011*	10/21/2011*	$71.33	$60.09	$71.04

* As of the date of this pricing supplement available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 21, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

SPDR S&P 500 ETF Trust (“SPY”)

Description of the SPY

The SPDR S&P 500 ETF Trust (formerly the “SPDR Trust Series 1”) objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. The SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations.

All references to the SPDR Trust Series 1 in the accompanying underlying supplement no. 4 shall refer to the SPDR S&P 500 ETF Trust.  For more information about the SPY, see “SPDR Trust Series 1” on page US4-27 of the accompanying underlying supplement no. 4.

Historical Performance of the SPY

The following graph sets forth the historical performance of the SPY based on the daily historical closing prices from October 23, 2006 to October 21, 2011 as reported on Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical prices of the SPY should not be taken as an indication of future performance.

Source: Bloomberg Professional® service
The closing price of the SPY on October 21, 2011 was $123.91.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$131.47	$124.40	$129.84
4/3/2006	6/30/2006	$132.77	$122.34	$127.25
7/3/2006	9/29/2006	$133.98	$122.49	$133.57
10/2/2006	12/29/2006	$143.24	$132.66	$141.66
1/3/2007	3/30/2007	$146.39	$136.75	$142.07
4/2/2007	6/29/2007	$154.40	$140.89	$150.38
7/2/2007	9/28/2007	$156.00	$137.00	$152.67
10/1/2007	12/31/2007	$157.52	$140.66	$146.39
1/2/2008	3/31/2008	$146.99	$126.00	$131.89
4/1/2008	6/30/2008	$144.30	$127.04	$128.04
7/1/2008	9/30/2008	$131.50	$110.97	$116.54
10/1/2008	12/31/2008	$116.69	$74.35	$90.33
1/2/2009	3/31/2009	$94.45	$67.10	$79.44
4/1/2009	6/30/2009	$96.11	$78.33	$91.92
7/1/2009	9/30/2009	$108.06	$87.01	$105.56
10/1/2009	12/31/2009	$113.03	$101.99	$111.44
1/4/2010	3/31/2010	$118.10	$104.58	$116.99
4/1/2010	6/30/2010	$122.12	$102.88	$103.22
7/1/2010	9/30/2010	$115.79	$101.13	$114.12
10/1/2010	12/31/2010	$126.20	$106.46	$125.78
1/3/2011	3/31/2011	$134.69	$125.28	$132.51
4/1/2011	6/30/2011	$137.17	$126.19	$131.97
7/1/2011	9/30/2011	$135.70	$110.27	$113.17
10/3/2011*	10/21/2011*	$124.12	$107.43	$123.91

* As of the date of this pricing supplement available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through October 21, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

Observation Dates and Maturity Date

The first paragraph of the section “Valuation Dates and Final Valuation Date” in the accompanying underlying supplement no. 4 will be replaced with the following paragraph:

If an Observation Date, including the Final Valuation Date is not a scheduled trading day, then such Observation Date or the Final Valuation Date, respectively, will be the next scheduled trading day.  If a Market Disruption Event (as described in the accompanying underlying supplement no. 4) exists on an Observation Date or the Final Valuation Date, then such Observation Date or the Final Valuation Date, respectively, will be the next scheduled trading day for which there is no Market Disruption Event.  If a Market Disruption Event exists with respect to an Observation Date or the Final Valuation Date on five consecutive scheduled trading days, then that fifth scheduled trading day will be an Observation Date or the Final Valuation Date (as applicable), and the Closing Price on such Observation Date or the Final Share Price (as applicable) will be determined by the Calculation Agent using its estimate of the exchange traded price for the Index Fund that would have prevailed but for that Market Disruption Event on that scheduled trading day.  If an Observation Date other than the Final Valuation Date is postponed, then the corresponding Call Settlement Date or Coupon Payment Date will also be postponed by the same number of business days following the postponed Observation Date and no interest will be paid in respect of such postponement.  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by the same number of business days and no interest will be paid in respect of such postponed Final Valuation Date.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this pricing supplement except that the accelerated Contingent Coupon will be calculated on the basis of a 360-day year consisting of twelve 30-day months at the per annum Contingent Coupon rate.  In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Price.  If a Market Disruption Event exists with respect to the Index Fund on that scheduled trading day, then the accelerated Final Valuation Date for the Index Fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will then be the fourth business day following the postponed accelerated Final Valuation Date.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so.  HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.  All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.